POLICY OF SALE AND PURCHASE OF AN AIRCRAFT

In Madrid, on August 4, 2016, before Mr. ANDRÉS DE LA FUENTE O´CONNOR, Notary of Madrid and its Notarial Association

APPEAR

On one part: Mr. Antonio Pérez Ramírez, with Spanish I.D. number ______________________, of legal age, of Spanish nationality, in the name and on behalf of AVIACIÓN RC II, A.I.E., with registered address at Avenida de Cantabria s/n, Edificio Amazonia, Second Floor, Boadilla del Monte 28660, Madrid, Spain. Incorporated by virtue of a Public deed granted before the Notary of Madrid, Mr. Gonzalo Sauca Polanco, on November 5, 2010, with number 5.884 of his public records, registered in the Commercial Registry of Madrid, at volume 28288, page 40, Sheet number M-509490, registration 1st. With Taxpayee´s Identification Code ______________(the "Seller").

Mr. Pérez acts as joint and several Director on behalf of the Seller by virtue of his appointment in the shareholders´ meeting on 4 February 2013, by means of which he was designated for an indefinite term to hold the company's representation in or out of trial.

He declares that the corporate purpose is, among others, the exploitation of all type of aircrafts by renting and leasing them, with or without option to purchase, for their subsequent lease to the clients of the partners of the AIE or of their group.
He further states that with respect to Law 10/2010, of 28 April, 2010, on Money Laundering and Terrorist Financing Prevention, there is no need to identify the ultimate ownership of the AIE, as the parent Company of the AIE is a credit institution, in accordance with article 9 of said Law.
And on the other hand: Mr. Álvaro Sainz Ruiz, with Spanish I.D. number 51.113.498-T, of legal age, of Spanish nationality, in the name and on behalf of ACY SN 19003 Limited, a company incorporated under the Laws of England, with address for these purposes in 16 Old Bailey, London EC4M 7EG. With Company's Tax Code to operate in Spain ______________(the "Buyer").

Mr. Álvaro Sainz Ruiz acts as attorney of the Buyer by virtue of the special power granted by Mr. Barry Norman Fredirick Mills, on 27 July 2016, before the Notary of London, Martin Anthony Charlton, duly apostilled, a photocopy of which is attached hereto as Annex A.

He declares that the corporate purpose is, among others, general commercial purposes.
With respect to article 4 of the Law 10/2010, of 28 April, 2010, on Money Laundering and Terrorist Financing Prevention, he refers to the special power referred above and attached as Annex A.

(Hereinafter, the "Parties")

WHEREAS

I.	The Seller is the owner of an aircraft as more particularly described below (the "Aircraft"), which title, registration details, encumbrances and main characteristics are (to the extent registered in the Registry of Moveable Assets) also described in the simple information note issued by the Registry of Moveable Assets of Madrid, copy of which (together with a copy of the certificate of registration in the Civil Aircraft Registry (registro de matrícula de aeronaves civiles) is attached as Annex I:

Aircraft CRJ-1000 manufactured by Bombardier Inc, with manufacturer's serial number 19003, with two engines model GE CF34-8C5 with serial numbers 194975 and 194976, and an auxiliary power unit P-724. The Aircraft is registered in Spain with registration mark EC-LJS.

Title: It is property of the Seller by virtue of a policy of agreement of transfer of title of an aircraft entered into by the Seller and Lico Leasing S.A.U. E.F.C. ("Lico") on 20 December 2012 and a bill of sale entered into by Lico dated 19 December 2012.

Encumbrances: the Aircraft has no registered liens or encumbrances other than the Operating Lease referred below. Additionally, the Aircraft is also encumbered by a mortgage granted under English law by the Seller in favour of Export Development Canada ("EDC") on 17 December 2010, which content the Buyer acknowledges.

II.	That the Aircraft is currently on lease to Air Nostrum Líneas Aéreas del Mediterráneo S.A. (the "Lessee") pursuant to an operating lease agreement entered into by the Seller and the Lessee dated 16 December 2010, as amended prior to the date hereof (the "Operating Lease"), which lease is duly registered in the Registry of Movable Assets of Madrid. Simultaneously with the acquisition of the Aircraft by the Buyer, the rights and obligations under the Operating Lease shall be novated to the Buyer pursuant to a deed of novation and restatement entered into by the Seller, the Lessee and the Buyer on or about the date hereof, by virtue of which the Operating Lease shall also be amended and restated (the "Deed of Novation").

III.	That the Buyer is willing to purchase, and the Seller is willing to sell, the Aircraft and therefore agree to enter into this sale and purchase agreement (the "Agreement" or the "Policy"), pursuant to the terms and conditions contained in the following

CLAUSES

1. DEFINITIONS AND INTERPRETATION

i)	Save as expressly defined herein, words, expressions and capitalised terms defined in the Operating Lease shall apply to this Policy.

ii)	The headings in this Policy are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Policy.

iii)	The following terms shall have the following meanings:

a.	"Business Days" shall mean a day, other than Saturdays or Sundays, on which the banks are generally open for business in Madrid, Spain;

b.	"Condition Precedent" shall mean each of the conditions mentioned in Clause Seven;

c.	"Closing Date" shall have the meaning ascribed to such term in Clause Seven;

d.	"Damage Notification Threshold" shall have the meaning ascribed to such term in the Operating Lease.

e.	"Drop Dead Date" shall be 17 September 2016, at 18:00 CET or such other later date as the Parties may agree.

f.
"Major Damage" shall mean a damage to the Aircraft in respect of which the cost of repair would, in the reasonable opinion of the Buyer and agreed by the Seller, and in the absence of such agreement, in the reasonable opinion of a specialist aircraft value appraiser selected by the Buyer and approved by the Seller, exceed the Damage Notification Threshold.

g.
"Permitted Lien" shall mean: (a) the lease created under the Operating Lease; (b) any Security Interest created or permitted to subsist by or through the Lessee or any sublessee of the Lessee; and (c) any Security Interest arising as a result of the operations of the Aircraft by the Lessee or any sublessee of the Lessee.

h.
"Relevant Documents" shall mean this Agreement, the Deed of Novation, the Payment Deed referred to in Clause 3(a), the Facility Agreement referred to in the Deed of Novation, the Bill of Sale and any other agreement that the Parties agree to consider a Relevant Document for the purposes of this Agreement.

i.
"Security Interest" means any security including any mortgage, charge (whether fixed or floating), pledge, lien, in rem security, right of detention, or any encumbrance or security interest of any kind securing any obligation of any person or any other type of preferential arrangement (including, without limitation, any trust arrangement, title transfer and/or retention arrangement having a similar effect) in each case howsoever created or arising.

2.	SALE AND PURCHASE

Pursuant to the terms and conditions of this Policy and, in particular, subject to the fulfilment of each of the Conditions Precedent on or before the Drop Dead Date, the Seller agrees to sell and transfer to the Buyer, who agrees to buy and acquire, the Aircraft (together with its landing gear, avionics, systems, appliances, accessories, components, parts, furnishings and other equipment belonging to the Seller in respect of the Aircraft (whether or not installed in the Aircraft)) and the Aircraft Documents.

3. PRICE

The Parties have agreed that the price payable by the Buyer for the Aircraft is the amount of USD 15,954,329.09 (the "Purchase Price"). The Purchase Price shall be paid and applied, free from any withholdings or retentions, as follows:

(a)
An amount equal to USD 9,804,329.09, shall be paid by means of an agreement entered into, on the date hereof, by, inter alios, the Buyer and the Seller with EDC named as "Payment Deed in respect of the financing arrangements relating to one (1) Bombardier CRJ 1000 Aircraft bearing Manufacturer's Serial number 19003" (the "Payment Deed");

(b)
An amount equal to USD 6,150,000 shall be paid by transfer, on the Closing Date, of that amount in freely transferable funds to the account of the Seller in Banco Santander, S.A. with number IBAN XXXXXXXXX. The Seller shall appear, as soon as possible and in any case within three (3) Business Days from the Closing Date, before the Notary who intervenes this Policy to attach copy of the transfer as evidence of the payment (together with a copy of the Bill of Sale referred to below, for attestation of the signatures and to be attached to this Policy), and the notary shall attest such attachment by means of a notarial diligence to this Policy.

The Parties hereby instruct the Notary not to deliver this Policy to the Parties until the notarial diligence mentioned in (b) above is included. Should the Seller not appear before the Notary within three (3) Business Days from the Drop Dead Date in order to provide the aforementioned evidence, the Parties hereby instruct the Notary to provide attestation of that and to produce copy of the Policy to the Parties with such attestation.

4. TRANSFER OF TITLE TO THE AIRCRAFT

On the Closing Date, the Seller and the Buyer shall produce a bill of sale in the form of Annex II (the "Bill of Sale") attesting transfer of title to the Aircraft. Pursuant to Article 1463 of the Spanish Civil Code, not being the Aircraft in the possession of the Seller (but of the Lessee pursuant to the Operating Lease) on the Closing Date, the Parties agree that delivery of the Aircraft and transfer of title shall occur by the sole execution of the Bill of Sale by the Seller and its acknowledgement by the Buyer.

On the Closing Date the Aircraft shall be located in Spain.

5. AIRCRAFT´S CONDITION

The Aircraft and each Part thereof is being sold and delivered "as is" and "where is", and without any representation, warranty or guarantee of the Seller (other than any representation or warranty expressly made by the Seller in the Bill of Sale) express or implied of any kind, arising by law or otherwise. The Buyer expressly acknowledges that, before the date of this Agreement, it has inspected the Aircraft (to the extent that it has considered necessary or appropriate) and that it has found it acceptable in all respects and that, provided that each of the Conditions Precedent has been satisfied or waived, nothing occurring on the Aircraft from the date hereof to the Closing Date shall impede or modify the obligations of the Parties under this Agreement or affect the transfer of title as set forth herein and in the Bill of Sale.
Accordingly the Buyer agrees that the Aircraft and each Part thereof is to be sold and purchased in an as is, where is condition as at the effective time on the Closing Date and no term, condition, warranty, representation or covenant of any kind has been accepted, made or is given by the Seller (other than any representation or warranty expressly made by the Seller in accordance with the Bill of Sale or any other Relevant Document to which the Seller is a party) or its servants or agents in respect of the airworthiness, value, quality, durability, condition, design, appearance, operation, description, safety, merchantability or fitness for use or purpose of the Aircraft or any Part thereof, as to the absence of latent, inherent or other defects (whether or not discoverable), as to the completeness or condition of any Aircraft Documents or the Operative Documents, or as to the absence of any infringement of any patent, copyright, design, or other proprietary rights. Pursuant to Article 1475 and 1485 of the Spanish Civil Code the Parties agree that all terms, conditions, warranties and representations (or obligation or liability arising in relation thereof) in relation to any of those matters, expressed or implied, statutory or otherwise, are expressly excluded (other than any representation or warranty expressly made by the Seller in accordance with the Bill of Sale or any other Relevant Document to which the Seller is a party).

6. ENCUMBRANCES. LEASES

6.1.	At the time of the transfer of title to the Aircraft in accordance with Clause 4, the Aircraft shall be free from any Security Interest other than any Permitted Liens and the mortgage created in favour of EDC and referred in Recital I above that shall be discharged immediately thereafter. The Buyer expressly waives any right or action against the Seller due to the existence of any Permitted Lien.

6.2.	The Buyer hereby acknowledges that it has been given the opportunity to review the content of all of the Operative Documents and that is has done so satisfactorily to the extent that it has considered relevant. For that reason, the Buyer hereby expressly waives its right to bring any action or claim against the Seller for anything agreed in any of the Operative Documents.

6.3.	In particular, the Buyer hereby acknowledges the existence and content of the Operating Lease. The Buyer hereby declares that it intends to amend and restate the Operating Lease and hereby renounces to any declaration, representation or warranty to be made by the Seller in respect of the Operating Lease, save to the extent expressly reflected in the Deed of Novation.

7.	CONDITIONS FOR TRANSFER.

Transfer of title to the Aircraft is subject to the following conditions having occurred on or before the Drop Dead Date, save if waived by both parties on or before the Drop Dead Date:

(a)
Payment and application in accordance with the Payment Deed (and, in the case of the part mentioned in paragraph (b) of Clause 3, receipt thereof) of the Purchase Price, and receipt by the Seller of the amounts payable by or on behalf of the Buyer (or another entity on behalf of the Buyer) pursuant to the side letter referred to in Clause 8.3;

(b)	Execution, in terms acceptable to the Parties, of the Relevant Documents by all parties thereto, and each of those documents continuing to be valid and enforceable on the Closing Date;

(c)
Receipt by the Seller and the Buyer, on or before the Closing Date, of a legal opinion (including tax issues) in relation to this Agreement and the transactions contemplated herein, in terms satisfactory to each of the Parties;

(d)	No Total Loss or Major Damage having occurred from the date hereof to the Closing Date;

(e)
No insolvency event (including, in respect of the Seller and/or the Lessee, the insolvency judiciary request "concurso de acreedores" or the notice pursuant to Article 5bis of the Spanish Insolvency Act and, in respect of the Buyer, any similar provisions in accordance with its jurisdiction of incorporation) having occurred in respect of the Buyer, the Seller or the Lessee on or before the Closing Date;

(f)	No Event of Default and none of the events mentioned in Clause 18 of the Operating Lease having occurred and not having been remedied on or before the Closing Date;

(g)
The Insurances entered into in respect of the Aircraft are amended to reflect that the Buyer is the owner and lessor of the Aircraft from the Closing Date and the Seller receives evidence satisfactory to it that run-off insurances are entered into in its favour in accordance with Clause 14.11.2 of the Operating Lease (in its form as of the date hereof); and

(h)	The Effective Time Notice mentioned in the Deed of Novation has been issued by all relevant parties thereto.

Subject to below, on the same date when the last of the conditions mentioned above (other than those which depends on the non-occurrence of a situation on the Closing Date, which shall be considered fulfilled if the relevant situation has not occurred on the date when the rest of the conditions are also fulfilled) the Parties shall execute the Bill of Sale. The date when the Bill of Sale is executed (and, accordingly, title transfer occurs) shall be the "Closing Date".

The Parties hereby commit to collaborate in order that the Conditions Precedent are met, and therefore the Closing Date occurs, within the shortest reasonable term from the date hereof.

8. EXPENSES AND TAXES. WITHOLDINGS. VAT

8.1.	All amounts payable by the Buyer to the Seller under this Agreement shall be paid without any deductions or withholdings on account of tax of any nature unless such deduction or withholding is required by law. If the Buyer is legally obliged to make any deduction or withhold any amount on account of any tax in relation to any payment to be made under this Agreement, the amount payable shall be grossed up to the extent necessary to ensure that, after such deduction or withholding the amount received and retained by the Seller will equal the full amount that the Seller would have received had no the deduction or withholding being required. The Buyer shall pay to the relevant authorities the amount thus deducted or withheld within the period prescribed by applicable law, and shall provide evidence to the Seller of such payment in the manner customarily applicable for those purposes.

If the Seller receives (including without limitation by means of compensation) any amount from the tax authorities on account of the amount deducted, it shall return to the Buyer (in an amount which maintains the Seller in a no worse position as if the deduction or withholding tax would have not been made and, in any case, up to the amount deducted or withheld) the amount thus received.

8.2.	The Buyer shall pay to the Seller the Purchase Price together with, if applicable, any corresponding value added tax or any other similar tax accrued thereon, if any. Should the Buyer become liable for the payment of any taxes vis a vis any tax or administrative authorities on occasion of the sale, the Buyer undertakes to fulfil the relevant obligations before the corresponding authorities.

8.3.	Any notarial fees or any other registration taxes (including stamp duty) arising out of the execution of this Policy or the registration of the Bill of Sale in the relevant Spanish registries (including its translation into Spanish to the extent required) shall be borne by the Buyer. Any other costs or expenses (including legal fees) shall be borne by the Party for whose benefit or under whose order the services, in respect of which such costs are incurred, are provided. Any other costs or expenses (including legal fees of advisors of EDC or the Lessee in accordance with the approved budget) in relation to the transactions contemplated in this Agreement shall be borne by the Buyer, (or another entity as agreed in a side letter of even date herewith).

9. NOTICES

Any notice or communication under this Policy shall be sent to the following addresses:

To the Seller:	Aviación RCII AIE.
Gran Vía de Hortaleza, 3
28033 Madrid SPAIN
Attention: Mr. Antonio Torres / Ms. Mayte Mañas Ariza
E-mail: antoniotorres@gruposantander.com; tmanas@gruposantander.com

With copy to:
KPMG Abogados, S.L.
Paseo de la Castellana 95 (28046) Madrid
Attention: Carmen Mozún / Luis Fernández
Fax: +34 91 555 01 32
e-mail: cmozun@kpmg.es; luisfernandez@kpmg.es

To the Buyer:	ACY SN 19003 Limited
c/o Templeco Corporate Services
Withers LLP
16 Old Bailey
London EC4M 7EG
England
Attention: Christine Blackman
Fax: +44(0)202 7597 6543
with a copy to:
AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
Attention: President
Fax: +1 650-696-3929

10. COOPERATION AND REGISTRATION

The Parties agree to register the transfer of title occurring under the Policy and the Bill of Sale in the Registry of Movable Assets and in the Civil Aircraft Registry, upon the fulfilment of the Conditions Precedent and the execution of the Bill of Sale.

The Parties undertake to cooperate as necessary in order to obtain the registration of title transfer in both registries and to grant and execute any documents which may be necessary to achieve such title transfer.

11. LEGISLATION AND JURISDICTION

11.1 This Policy shall be governed by Spanish Law.

11.2	The Parties, expressly waiving any other forum to which they may be entitled, hereby agree to submit any disputes arising in relation to this Policy (including without limitation any non-contractual claims in relation thereto) to the Courts of the city of Madrid.

La presente Póliza de Compraventa de Aeronave se formaliza con la intervención del Notario que figura en el encabezamiento, a los efectos de lo previsto en el Artículo 1.216 del Código Civil, el Artículo 517 de la Ley de Enjuiciamiento Civil, y demás legislación concordante.

This Policy of Sale and Purchase of an Aircraft is executed before the Notary Public who appears at its beginning, to the effects of the provisions of Section 1,216 of the Civil Spanish Code, Section 517 of the Civil Procedural Spanish Act, and other legislation according to this matter.

Y yo el Notario hago constar que:	I, the Notary public, declare that:
Los otorgantes, en la representación que ostentan reseñada en la intervención de la presente, tienen facultades representativas que son a mi juicio suficientes para la compraventa de aeronave que se documenta en la presente póliza.

The appearing Parties, by means of the respective representations held by them and referred in the granting of this Policy, have, in my judgement, the legal capacity to execute the sale and purchase agreement that is documented herewith this Policy.

Acepto el requerimiento contenido en la cláusula 3, de cuyo cumplimiento dejaré constancia mediante diligencia a la presente.	I accept the request made in clause 3, and its compliance will be reflected in a record to this document.
Protección de datos de carácter personal.- Los intervinientes aceptan la incorporación de sus datos y la copia del documento de identidad a los ficheros de la Notaría con la finalidad de realizar las funciones propias de la actividad notarial y efectuar las comunicaciones de datos previstas en la Ley a las Administraciones Públicas y, en su caso, al Notario que suceda al actual en la plaza. Pueden ejercer sus derechos de acceso, rectificación, cancelación y oposición en la Notaría. En caso de que se incluyan datos de personas distintas de los intervinientes, estos deberán haberles informado, con carácter previo, del contenido de este párrafo

Personal data protection.- The appearing Parties accept the incorporation of their personal data and a copy of their identity card to the Notary files for the purposes of the Notary´s inherent functions, and proceed to communicate this data in accordance with the Law of the Public Administration, or to the Notary who can be the successor of this place. They can exercise their right to access, rectification, cancellation and opposition in the Notary. In the event the data of people different to the appearing Parties is included, the appearing Parties should have informed them before this paragraph has been included.

Formuladas por mí las reservas legales relativas al artículo 5 de la LO 15/1999, de Protección de Datos de Carácter Personal.	Made by me the legal reservations with respect to article 5 of the organic law 15/1999 on the protection of personal data.
Los comparecientes, según intervienen en la presente Póliza, manifiestan su conformidad y aprobación al contenido de la misma tal y como aparece redactado, en lengua inglesa idioma que yo el Notario conozco en lo suficiente, al amparo de lo previsto en el artículo  51 del Código de Comercio; extendida en             hojas incluidos sus anexos y la portada, la otorgan y firman, con mi intervención. Advierto a los firmantes del derecho a la traducción a la lengua española del presente documento, derecho al que renuncian, manifestando conocer la lengua  inglesa, y en consecuencia, el alcance y significado de todo su contenido.

The Parties of this Policy state their consent and approval to the content of the same as per it appears drawn up herewith, which is drafted in English, language that I know well enough in accordance with article 51 of the commerce code; issued in [  ] pages including its annexes and the cover page, they execute and sign this Policy, before me in one sole document. I inform the appearing Parties their right to translate this document into Spanish, a right that they renounce stating that they know English and consequentially, the meaning, and scope of this document.

Y yo el Notario, habiendo hecho las oportunas advertencias legales, DOY FE de la identidad de los comparecientes, de la legitimidad de sus firmas, de que a mi juicio tienen la capacidad y legitimación necesarias para el otorgamiento de la presente Póliza, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes e intervinientes.

I, the Notary, having made the appropriate legal warnings, I BEAR WITNESS AND CERTIFY the identity of the Parties, the legitimacy of their respective signatures, and that, in my judgement, they have the legal capacity, to the execution of this Policy, and that their corresponding consents have been given freely, and that the execution is according to law and to the good and duly informed will of the Parties.

Madrid, 4 August  2016

____________________
AVIACIÓN RCII, A.I.E.

______________________
ACY SN 19003 LIMITED

ANNEX I
COPY OF THE CERTIFICATE OF REGISTRATION IN THE CIVIL AIRCRAFT REGISTRY (REGISTRO DE MATRÍCULA DE AERONAVES CIVILES) AND IN THE REGISTRY OF MOVABLE ASSETS

ANNEX II

BILL OF SALE

By this Bill of Sale, Aviación RCII AIE (the "Seller") confirms that the Seller has received payment in full of the purchase price for the aircraft, engines, equipment and documents more particularly specified below and the Seller hereby transfers and hereby conveys to ACY SN 19003 Limited (the "Buyer") in Spain on _____________________ at ________ a.m./p.m. (Madrid time) full legal and beneficial title to:
(1)	one (1) Bombardier CRJ-1000 aircraft bearing manufacturer's serial number 19003 and Spanish registration mark EC – LJS;
(2)	two (2) General Electric Company (Model: CF34-8C5) engines bearing manufacturer's serial numbers 194975 and 194976;
(3)	all equipment, accessories and parts belonging to, installed in or appurtenant to such aircraft or engines; and
(4) the Aircraft Documents,
(hereinafter collectively the "Aircraft"),
free and clear of any Security Interests other than Permitted Liens (each such term as defined in a policy for sale and transfer of the Aircraft entered into by the Seller and the Buyer on the date hereof before the Notary of Madrid Mr. Andrés de la Fuente O'Connor), and hereby warrants to the Buyer and its successors, transferees and assignees that it has transferred to the Buyer such title to the Aircraft free of any Security Interests (other than Permitted Liens).
This Bill of Sale and any non-contractual obligations arising from or in connection with it shall be governed by and construed in accordance with the laws of Spain.
IN WITNESS whereof, the Seller has caused this Bill of Sale to be duly executed this ______ day of  ______ 2016.

[●]
On behalf of AVIACIÓN RCII AIE

[●]
On behalf of ACY SN 19003 LIMITED